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                                                                   Exhibit 99.2

   The following is supplemental information regarding Mohawk Industries, Inc.

   THIS IS NOT AN OFFER TO SELL OUR SECURITIES OR A SOLICITATION OF OFFERS TO BUY OUR SECURITIES.

   Unless the context otherwise requires, references in this supplemental information to "we," "us," "our" and similar terms mean Mohawk Industries, Inc. and its subsidiaries and references to the Transactions mean our acquisition of Dal-Tile International Inc. and the financing transactions related to the consummation thereof.

 Summary Unaudited Pro Forma Condensed Combined Consolidated Financial
                                  Information

   The following table sets forth summary pro forma statement of earnings data and summary pro forma balance sheet data of Mohawk at or for the year ended December 31, 2001 after giving effect to the Transactions, using the purchase method of accounting, as if they occurred on January 1, 2001 for the pro forma statement of earnings data and as of December 31, 2001 for the pro forma balance sheet data. This summary information is derived from Mohawk's unaudited pro forma condensed combined consolidated financial information for these periods. The following table also sets forth summary pro forma other financial data (referred to as "Pro Forma Adjusted") of Mohawk at or for the year ended December 31, 2001 after giving effect to the Transactions, using the purchase method of accounting, and the anticipated refinancing of the $600 million short-term bridge credit facility entered into as part of the Transactions as if the Transactions and the anticipated refinancing had occurred on January 1, 2001 for the statement of earnings related data and as of December 31, 2001 for the balance sheet related data. In addition, the following table sets forth summary historical financial data of Mohawk and Dal-Tile, which information is derived from the audited historical consolidated financial statements of Mohawk and Dal-Tile. The following table should be read in conjunction with Mohawk's unaudited pro forma condensed combined consolidated financial information included in Mohawk's Current Report on Form 8-K dated March 20, 2002 and the historical consolidated financial statements and the related notes thereto of Mohawk and Dal-Tile, respectively, included in Mohawk's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and Mohawk's Current Report on Form 8-K dated March 20, 2002, respectively.

                                                           At or for the Year
                                                         Ended December 31, 2001
                                                  ------------------------------------
                                                     Mohawk       Dal-Tile  Pro Forma
                                                   ----------    ---------  ---------
                                                  (In thousands, except per share data
Statement of earnings data:
Net sales........................................ $3,445,945     1,036,795  4,482,740
Cost of sales....................................  2,613,043       546,345  3,244,595
                                                   ----------    ---------  ---------
   Gross profit..................................    832,902       490,450  1,238,145
Selling, general and administrative expenses.....    505,745       341,229    761,855
                                                   ----------    ---------  ---------
   Operating income..............................    327,157       149,221    476,290
                                                   ----------    ---------  ---------
Other expense (income):
   Interest expense, net.........................     29,787        21,448     77,814
   Other expense.................................      7,780         1,616      9,396
   Other income..................................     (1,826)       (2,137)    (3,963)
                                                   ----------    ---------  ---------
                                                      35,741        20,927     83,247
                                                   ----------    ---------  ---------
   Earnings before income taxes..................    291,416       128,294    393,043
Income taxes.....................................    102,824        49,393    142,350
                                                   ----------    ---------  ---------
   Net earnings.................................. $  188,592        78,901    250,693
                                                   ==========    =========  =========
Diluted earnings per share....................... $     3.55                     3.79
                                                   ==========               =========
Weighted-average common and dilutive potential
  common shares outstanding......................     53,141                   66,181
                                                   ==========               =========

Balance sheet data:
Total assets..................................... $1,768,485       678,422  3,775,251
Long-term debt (including current portion).......    308,433       237,117  1,270,000
Stockholders' equity.............................    948,551       289,854  1,772,549

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
                                                          At or for the Year
                                                        Ended December 31, 2001
                                                  -----------------------------------
                                                    Mohawk        Dal-Tile  Pro Forma
                                                   --------      --------   ---------
                                                  (In thousands, except per share and
                                                              ratio data)

Other financial data:
Capital expenditures(a).......................... $ 52,913        27,207      80,120
EBITDA(b)........................................  411,324       178,630     589,954
Ratio of total long-term debt to EBITDA(b).......     0.75          1.33        2.17
Ratio of EBITDA to interest expense(b)(c)........    13.81          8.33        6.20
Ratio of total long-term debt to total
  capitalization(d)..............................     0.25          0.45        0.42
Ratio of EBITDA less capital expenditures to
  interest expense(a)(b)(c)......................    12.03          7.06        5.35

--------
(1) Capital expenditures is defined as additions to property, plant and equipment.
(2) EBITDA is defined as operating income plus depreciation and amortization. EBITDA is presented because we believe it is a useful indicator of our ability to meet debt service and capital expenditure requirements. It is not, however, intended as an alternative measure of operating results or cash flow from operations as determined in accordance with accounting principles generally accepted in the United States. EBITDA is not necessarily comparable to similarly titled measures for other companies.
(3) Interest expense with respect to the notes is calculated using an assumed annual interest rate of 6.90%.
(4) Total capitalization is defined as the sum of total long-term debt and total stockholders' equity.





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